Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	October 27, 2010

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS THIRD QUARTER 2010
NET INCOME OF $20.1 MILLION OR $0.47 PER DILUTED COMMON SHARE
          LAKE FOREST, ILLINOIS—Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $20.1 million or $0.47 per diluted common share for the quarter ended September 30, 2010, an increase of $0.22, or 88%, compared to $13.0 million, or $0.25 per diluted common share, recorded in the second quarter of 2010.
          The Company’s total assets of $14.1 billion at September 30, 2010 increased $392 million from June 30, 2010 and $2.0 billion from September 30, 2009. Total deposits as of September 30, 2010 were $11.0 billion, an increase of $337 million from June 30, 2010 (including $119 million in additional deposits for the third quarter of 2010 related to an FDIC-assisted transaction) and $1.1 billion from September 30, 2009. Total loans, including loans held for sale and excluding covered loans, were $9.8 billion as of September 30, 2010, an increase of $219 million over the $9.6 billion balance as of June 30, 2010 and an increase of $1.3 billion over September 30, 2009.
          Edward J. Wehmer, President and Chief Executive Officer, commented “We are pleased to report net income of $20.1 million for the third quarter of 2010. Core pre-tax earnings have increased 28% in the past twelve months, to $47.6 million in the third quarter of 2010 from $37.1 million in the third quarter of 2009.”
          “Current market conditions are providing us with opportunities to grow our core deposit franchises. During the third quarter, the Company grew total deposits by $337 million, which included $119 million from the FDIC-assisted purchase of Ravenswood Bank in August. The accumulation of excess liquidity management assets on the Company’s balance sheet from solid deposit growth has negatively impacted our net interest margin on a short-term basis until appropriate risk-adjusted returns for liquidity can be found.”
          Mr. Wehmer noted, “The Company’s net interest margin for the quarter declined to 3.22% from 3.43% in the second quarter of 2010. This 21 basis point decline in margin was caused by:

•	14 basis point reduction due to the combination of higher levels of liquidity management assets and lower yields on liquidity management assets

•	10 basis point reduction due to $3.2 million less accretion on the purchased life insurance premium finance portfolio due to a slower rate of prepayments

•	Nine basis point reduction attributable to the sale of certain collateralized mortgage obligations

•	11 basis point improvement from continued lower re-pricing of retail certificates of deposit

•	One basis point improvement due to higher contribution from net free funds
          Meaningful expansion of the Company’s net interest margin remains a function of continued loan growth, continued re-pricing of maturing certificates of deposit and stabilizing levels of liquidity management assets and yields on those assets.”
          Commenting on credit, excluding the impact of the covered loans acquired in the FDIC-assisted transactions, Mr. Wehmer said, “The Company continues to aggressively identify potential non-performing credits and take actions on existing non-performing credits. Both total non-performing loans and total non-performing loans as a percent of total loans decreased during the third quarter. Additionally, non-performing assets, which includes other real-estate owned (“OREO”), declined $11 million since June 30, 2010. During the third quarter, the Company recorded a provision for credit losses of $25.5 million and net charge-offs of $21.4 million, the lowest levels since the second quarter of 2009. Our allowance for loan losses increased to $110.4 million or 1.17% of total loans.”
          Mr. Wehmer also noted, “We are very pleased with our complementary core banking businesses as well. Mortgage banking recorded total revenue of $20.1 million in the third quarter of 2010, up 163% from the previous quarter. Current mortgage rates available indicate an elevated level of originations and revenue will be recorded in the fourth quarter. Mortgage put-backs on previously originated products have abated and are currently appropriately reserved. The Company has actively worked to reach global settlements with investors.”
          Summarizing new initiatives in the quarter, Mr. Wehmer concluded by noting, “Late in the third quarter we began a re-branding campaign of our wealth management line of business. All wealth management services are now marketed under the “Wintrust Wealth Management” name. Our broker dealer will continue to serve its customers using the well-recognized Wayne Hummer Investments brand. Trust services will now be marketed under The Chicago Trust Company brand name while asset management services will now be marketed using the Wintrust Capital Management brand name. Our Wintrust Commercial Banking office opened and continues to develop its presence in the Chicago middle market place.”

          In closing, Mr. Wehmer added, “During the third quarter of 2010 we completed our third FDIC-assisted transaction by acquiring certain assets and liabilities of the banking operations of Ravenswood Bank. We will continue to be actively involved in the FDIC-assisted transaction process in desirable markets using a disciplined financial approach. We will also continue to evaluate non-FDIC-assisted transactions as well as opportunities in our other lines of business following a similarly disciplined approach.”
          See “Acquisitions” and “Securitizations” later in this document for additional explanations of loan balance changes between comparable periods. The Company’s loan portfolio is diversified among a wide variety of loan types. Please see the tables included in the remainder of this document for additional disclosures regarding the components of the commercial and commercial real estate portfolio, the allowance for credit losses, loan portfolio aging statistics and purchased loans subject to loss sharing agreements with the FDIC, which we refer to as “covered loans”.

          Wintrust’s key operating measures and growth rates for the third quarter of 2010 as compared to the sequential and linked quarters are shown in the table below:

				% or (4)		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	September 30,	June 30,	September 30,	2nd Quarter		3rd Quarter
	2010	2010	2009	2010		2009
Net income	$20,098	$13,009	$31,995	54%		(37)%
Net income per common share — diluted	$0.47	$0.25	$1.07	88%		(56)%

Core pre-tax earnings (2)	$47,572	$47,649	$37,137	—%		28%
Net revenue (1)	$157,636	$154,750	$238,343	2%		(34)%
Net interest income	$102,980	$104,314	$87,663	(1)%		17%

Net interest margin (2)	3.22%	3.43%	3.25%	(21	)bp	(3	)bp
Net overhead ratio (3)	1.28%	1.26%	(1.95)%	2	bp	323	bp
Return on average assets	0.57%	0.39%	1.08%	18	bp	(51	)bp
Return on average common equity	5.44%	2.98%	13.79%	246	bp	(835	)bp

At end of period
Total assets	$14,100,368	$13,708,560	$12,136,021	12%		16%
Total loans, excluding covered loans	$9,461,155	$9,324,163	$8,275,257	6%		14%
Total loans, including loans held-for-sale, excluding covered loans	$9,781,595	$9,562,144	$8,468,512	9%		16%
Total deposits	$10,962,239	$10,624,742	$9,847,163	13%		11%
Total shareholders’ equity	$1,398,912	$1,384,736	$1,106,082	4%		26%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
          Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Info.”

Items Impacting Comparative Financial Results: Acquisitions, Securitization and Stock Offerings/Regulatory Capital
Acquisitions
          On August 17, 2010, the Company announced that its wholly-owned subsidiary bank, Wheaton Bank & Trust Company (“Wheaton”) signed a Branch Purchase and Assumption Agreement whereby it agreed to acquire a branch of First National Bank of Brookfield that is located in Naperville, Illinois. The transaction closed on October 22, 2010 and the acquired operations will operate as Naperville Bank & Trust. Through this transaction, subject to final adjustments, Wheaton Bank & Trust Company acquired approximately $23 million of deposits, approximately $11 million of performing loans, the property, bank facility and various other assets.
          On August 6, 2010, the Company announced that its wholly-owned subsidiary bank, Northbrook Bank & Trust Company (“Northbrook”), in an FDIC-assisted transaction, had acquired certain assets and liabilities and the banking operations of Ravenswood Bank (“Ravenswood”). Ravenswood operated one location in Chicago, Illinois and one in Mount Prospect, Illinois.
          On April 23, 2010, the Company announced that Northbrook and Wheaton, in two FDIC-assisted transactions, had acquired certain assets and liabilities and the banking operations of Lincoln Park Savings Bank (“Lincoln Park”) and Wheatland Bank (“Wheatland”), respectively. Lincoln Park operated four locations in Chicago, Illinois. Wheatland had one location in Naperville, Illinois.
          In summary in the FDIC-assisted transactions:
•	Northbrook assumed approximately $120 million of the outstanding deposits and approximately $188 million of assets of Ravenswood, prior to purchase accounting adjustments.

•	Northbrook assumed approximately $160 million of the outstanding deposits and approximately $170 million of assets of Lincoln Park, prior to purchase accounting adjustments.

•	Wheaton assumed approximately $400 million of the outstanding deposits and approximately $370 million of assets of Wheatland, prior to purchase accounting adjustments.
          These purchases were accounted for as business combinations as required by Accounting Standards Codification (ASC) 805, Business Combinations (“ASC 805”), which became effective for the Company beginning on January 1, 2009. Under ASC 805 a gain is recorded equal to the amount by which the fair value of net assets purchased exceeded the purchase price. The Company recognized a gain of $6.6 million in the third quarter of 2010 on the Ravenswood acquisition. The Company recognized gains of $22.3 million and $4.2 million in the second quarter of 2010 on the Wheatland and Lincoln Park acquisitions, respectively. These gains are shown as a gain on bargain purchases, which is a component of non-interest income, on the Company’s statements of income.
          Loans comprise the majority of the assets acquired in the three FDIC-assisted transactions above and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. We refer to the loans subject to these loss-sharing agreements as “covered loans.” Covered assets include covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of covered asset losses.
          On July 28, 2009, the Company announced that its indirect, wholly-owned subsidiary, First Insurance Funding Corp. (“FIFC”) completed the purchase of a majority of the U.S. life insurance premium finance assets of A.I. Credit Corp. and A.I. Credit Consumer Discount Company (“the seller”), subsidiaries of American International Group, Inc. In doing so, FIFC acquired one of the largest life insurance premium finance portfolios in the industry, as well as certain other assets related to the life insurance premium finance business and assumed certain related liabilities. An aggregate unpaid principal balance of $949.3 million was purchased for $685.3 million in cash.
          In connection with the purchase of the life insurance premium finance business, the Company recognized a $10.9 million gain in the first quarter of 2010, a $43.0 million gain in the fourth quarter of 2009 and a $113.1 million gain in the third quarter of 2009. As of March 31, 2010, the full amount of bargain purchase gain was recognized into income. The following table presents a summary of the discount components for the life insurance premium finance portfolio purchase as of September 30, 2010 and shows the changes in the balances from December 31, 2009:
Purchased Loan Portfolio
Summary of Acquisition

		Credit
		discounts -
		non-
	Accretable	accretable
(Dollars in thousands)	discounts	discounts -
Balances at December 31, 2009	$65,026	$37,323
- Accretion (effective yield method)	(5,418)	—
- Accretion recognized as accounts prepay	(1,427)	(2,289)
- Discount used for loans written off	(144)	(1,044)

Balances at March 31, 2010	$58,037	$33,990

- Accretion (effective yield method)	(4,810)	—
- Accretion recognized as accounts prepay	(3,434)	(3,418)
- Reclassification from nonaccretable to accretable	1,986	(1,986)
- Discount used for loans written off	—	(369)

Balances at June 30, 2010	$51,779	$28,217

- Accretion (effective yield method)	(5,139)	—
- Accretion recognized as accounts prepay	(1,672)	(1,680)
- Reclassification to accretable from nonaccretable	(52)	52
- Discount used for loans written off	—	(190)

Balances at September 30, 2010	$44,916	$26,399

          On April 20, 2009, Wintrust Capital Management (formerly known as Wayne Hummer Asset Management Company) completed its purchase and assumption of certain assets and liabilities of Advanced Investment Partners, LLC (“AIP”). AIP is an investment management firm specializing in the active management of domestic equity investment strategies. The impact related to the AIP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Securitization
Sale of Loans
          On September 11, 2009, Wintrust’s indirect, wholly-owned subsidiary, FIFC Premium Funding I, LLC (the “Issuer”), sold $600,000,000 aggregate principal amount of its Series 2009-A Premium Finance Asset Backed Notes, Class A (the “Notes”). The Notes were issued in a securitization transaction sponsored by First Insurance Funding Corp. At the time of closing, the securitization was an off-balance sheet financing transaction for the Company.
          The Notes bear interest at an annual rate equal to one-month LIBOR plus 1.45% and have an expected average term of 2.93 years; provided, however, that the entire unpaid balance of the Notes shall be due and payable in full on February 17, 2014. At the time of issuance, the Notes were eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (“TALF”). The Issuer’s obligations under the

Notes are secured by revolving loans made to buyers of property and casualty insurance policies to finance the related premiums payable by the buyers to the insurance companies for the policies. The premium finance loans will be transferred from time to time by FIFC to FIFC Funding I, LLC (the “Depositor”) and by the Depositor to the Issuer.
Change in Accounting Treatment
          At September 30, 2009, prior to the existence of the securitization facility, all premium finance loans held by the Company were reflected as loans on its balance sheet. At December 31, 2009, with the securitization facility in place, approximately $594 million of commercial premium finance loans were held in the securitization facility and were not reflected on the Company’s balance sheet. In accordance with newly applicable accounting guidance, and as anticipated by the Company, effective January 1, 2010 the securitization facility was recorded on the balance sheet of the Company as a secured borrowing. As a result of this new guidance, the Company’s balance sheet since January 1, 2010 reflects all loans outstanding in the securitization facility, the $600 million of secured borrowing notes issued to the securitization investors and cash in the securitization facility.
Stock Offerings/Regulatory Capital
          On March 9, 2010, the Company announced the closing of its public offering of 5.8 million shares of common stock at $33.25 per share. The Company received net proceeds of approximately $182.9 million, after deducting underwriting discounts and commissions and estimated offering expenses. On March 16, 2010, the Company’s underwriters, who were granted a 30-day option to purchase up to an additional 870,000 shares at a public offering price of $33.25 per share to cover over-allotments, fully exercised this option for additional net proceeds of approximately $27.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. In total, the Company sold 6.67 million shares for net proceeds of approximately $210.3 million.
          As of September 30, 2010, the Company’s estimated capital ratios were 14.1% for total risk-based capital, 12.7% for tier 1 risk-based capital and 10.0% for leverage, well above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 5.9% at September 30, 2010.
Financial Performance Overview — Third Quarter of 2010
          For the third quarter of 2010, net interest income totaled $103.0 million, an increase of $15.3 million as compared to the third quarter of 2009 and a decrease of $1.3 million as compared to the second quarter of 2010. Average earning assets for the third quarter of 2010 increased by $2.0 billion compared to the third quarter of 2009.

Earning asset growth over the past 12 months was primarily a result of the $938 million increase in average loans and $725 million increase in liquidity management assets. The acquisition of a life insurance premium finance portfolio and subsequent growth in this product accounted for $714 million of the total loan growth over the past 12 months, while the three FDIC-assisted acquisitions accounted for $326 million of average covered loan growth. The average earning asset growth of $2.0 billion over the past 12 months was funded by a $647 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $416 million, an increase in the average balance of retail certificates of deposit of $354 million, an increase of $600 million due to the secured borrowing notes to the securitization investors and an increase in the average balance of brokered certificates of deposit of $23 million, offset by a decrease in the average balance of other wholesale borrowings of $42 million. The net interest margin for the third quarter of 2010 was 3.22%, compared to 3.25% in the third quarter of 2009 and 3.43% in the second quarter of 2010. The decline in net interest margin in the third quarter of 2010 compared to the second quarter of 2010 was primarily caused by $3.2 million less accretion on the purchased life insurance portfolio as less prepayments occurred (reduced net interest margin by 10 basis points), higher balances and lower yields on liquidity management assets (reduced net interest margin by 14 basis points), the negative impact of selling certain collateralized mortgage obligations (reduced net interest margin by nine basis points), offset by lower costs for interest-bearing deposits (increased net interest margin by 11 basis points) and higher contribution from net free funds (increased net interest margin by 1 basis point). The decrease in net interest margin in the third quarter of 2010 compared to the third quarter of 2009 resulted from the yield on earning assets decreasing 65 basis points and the yield on interest-bearing liabilities decreasing 63 basis points.
     Non-interest income totaled $54.7 million in the third quarter of 2010, decreasing $96.0 million, or 64%, compared to the third quarter of 2009 and increasing $4.2 million, or 8%, compared to the second quarter of 2010. The decrease compared to the prior year was primarily attributable to the bargain purchase gain related to the life insurance premium finance loan acquisition in the third quarter of 2009 and lower trading gains, partially offset by an increase in mortgage banking revenue and gains on available-for-sale securities. Mortgage banking revenue increased $7.8 million when compared to the third quarter of 2009 as loans originated and sold to the secondary market were $1.1 billion in the third quarter of 2010 compared to $960 million in the third quarter of 2009 and $732 million in the second quarter of 2010. Higher originations and sales to the secondary market in the third quarter of 2010 as compared to the third quarter of 2009 directly increased gains recognized on these sales. However, changes in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives and fair value accounting for certain residential mortgage loans held for sale lowered mortgage banking revenue in the current quarter. Additionally, expenses recognized for the estimated liability associated with mortgage loans previously sold with recourse to the secondary market decreased in the third quarter of 2010 compared to the second quarter of 2010 as fewer investors, representing fewer loans, requested the Company to indemnify them against losses on loans or to repurchase loans which the investors believe do not comply with applicable representations. The Company recognized $1.4 million of expense in the third quarter of 2010, a decrease of $3.3 million compared to the second quarter of 2010, and an increase of $1.4 million compared to the third quarter of 2009. Also, net gains on available-for-sale securities increased $9.6 million in the third quarter of 2010 compared to the prior year quarter, primarily related to the sale of certain collateralized mortgage obligations. Trading income decreased by $5.5 million in the third quarter of 2010 when compared to the third quarter of 2009 primarily due to realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading.
          Early in July we liquidated approximately $160 million of collateralized mortgage obligations that were acquired in the first quarter of 2009, recognizing a $7.7 million gain on available-for-sale securities in the third quarter. The Company recorded $31.7 million of trading gains on the trading component of these securities over the previous six quarters, which had an initial investment of approximately $0.5 million. The available-for-sale component of these securities yielded approximately 9% in the previous quarter. The absence of these securities from our portfolio in the third quarter negatively impacted our net interest margin by nine basis points and restrained the growth of our core pre-tax earnings compared to the second quarter.
          Non-interest expense totaled $99.7 million in the third quarter of 2010, increasing $7.2 million, or 8%, compared to the third quarter of 2009 and increasing $7.1 million compared to the second quarter of 2010. The increase compared to the third quarter of 2009 was primarily attributable to a $8.9 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $5.5 million increase in bonus and commissions as variable pay based revenue increased (mortgage banking and wealth management), a $2.3 million increase in salaries caused by the additional employees from the three FDIC-assisted transactions and larger staffing related to Company growth, and $1.1 million increase from employee benefits (primarily health plan related). Additionally, professional fees increased $466,000, primarily related to increased legal costs related to non-performing assets and recent bank acquisitions, and miscellaneous expenses increased $1.3 million. These increases were partially offset by a $5.5 million decrease in expenses related to other real estate owned, or OREO.

Financial Performance Overview — First Nine Months of 2010
     The net interest margin for the first nine months of 2010 was 3.34%, compared to 2.98% in the first nine months of 2009. The increase in the net interest margin in the first nine months of 2010 when compared to the first nine months of 2009 is primarily attributable to the acquisition of the life insurance premium finance portfolio and lower costs of interest-bearing deposits. The yield on loans increased 8 basis points, however, the yield on total earning assets decreased by 32 basis points as the yield on liquidity management assets declined by 148 basis points, while the rate paid on total interest-bearing deposits decreased by 78 basis points compared to the first nine months of 2009. Average earning assets for the first nine months of 2010 increased by $2.0 billion compared to the first nine months of 2009. Earning asset growth for the first nine months of 2010 compared to the same period in 2009 was primarily a result of the $1.1 billion increase in average loans, a $669 million increase in liquidity management assets and $178 million of covered loans. The acquisition of a life insurance premium finance portfolio and subsequent growth in this product accounted for $996 million of the total loan growth for the first nine months of 2010 compared to the same period in 2009. The average earning asset growth of $2.0 billion was funded by a $739 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $326 million, an increase in the average balance of retail certificates of deposit of $356 million, an increase of $600 million due to the secured borrowing notes to the securitization investors and an increase in the average balance of brokered certificates of deposit of $46 million, offset by a decrease in the average balance of other wholesale borrowings of $65 million.
     Non-interest income totaled $147.7 million in the first nine months of 2010, decreasing $84.9 million, or 36%, compared to the first nine months of 2009. The decrease was primarily attributable to the inclusion of the $113.1 million of bargain purchase gains recorded relating to life insurance premium finance loan acquisition in the third quarter of 2009. In comparison, during the first nine months of 2010, the Company recorded bargain purchase gains of $44.0 million as described earlier under “Acquisitions.” Wealth management revenue contributed a $6.5 million increase in non-interest income as improvements in the equity markets overall has led to a 32% increase in wealth management revenue compared to the first nine months of 2009. Mortgage banking revenue decreased $13.3 million when compared to the first nine months of 2009. Changes in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives and fair value accounting for certain residential mortgage loans held for sale lowered mortgage banking revenue in the first nine months of 2010. Additionally, expenses recognized for the estimated liability associated with mortgage loans previously sold with recourse to the secondary market were higher in the current year due to investors pushing back claims to the originators of loans in default. The Company recognized $9.6 million of expense in the first nine months of 2010 compared to no additional expense in the same period in the prior year. Also, net gains on available-for-sale securities increased $10.6 million in the current year, primarily related to the sale of certain collateralized mortgage obligations. Trading income decreased by $18.1 million in the current year primarily due to realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading.
     Non-interest expense totaled $276.3 million in the first nine months of 2010, increasing $22.6 million, or 9%, compared to the first nine months of 2009. The increase compared to the first nine months of 2009 was primarily attributable to a $17.8 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $7.9 million increase in salaries caused by the additional employees from the three FDIC-assisted transactions and larger staffing as the Company grows, a $6.3 million increase in bonus and commissions as variable pay based revenue increased (mortgage banking and wealth management), and $3.6 million increase from employee benefits (primarily health plan and payroll taxes). Additionally, professional fees increased $1.8 million primarily related to increased legal costs related to non-performing assets and recent bank acquisitions, and miscellaneous expenses increased $4.1 million. These increases were partially offset by a $1.7 million decrease in expenses related to OREO and a decrease of $3.0 million in FDIC insurance expenses as the FDIC imposed an industry-wide special assessment on financial institutions in the prior year second quarter.
Financial Performance Overview — Credit Quality
     Non-performing loans, excluding covered loans, totaled $134.3 million, or 1.42% of total loans, at September 30, 2010, compared to $135.4 million, or 1.45% of total loans, at June 30, 2010 and $231.7 million, or 2.80% of total loans, at September 30, 2009. OREO, excluding covered OREO, of $76.7 million at September 30, 2010 decreased $9.8 million compared to June 30, 2010 and increased $36.0 million compared to September 30, 2009.
     Since the latter half of 2009, management has focused on significantly lowering the Company’s level of non-performing loans. This was accomplished through a focus on gaining control or obtaining possession of collateral from borrowers whose loans were in non-accrual status. Progress towards this goal enabled a number of these properties to be transferred to OREO. The properties the Company obtains via foreclosure or via deed in lieu of foreclosure are aggressively marketed for sale. Additionally, beginning in the fourth quarter of 2009, management has worked with financially distressed borrowers to restructure current loans. These actions help distressed borrowers maintain their homes or businesses and keep these loans in an accruing status for the Company. As of September 30, 2010, a total of $93.7 million of outstanding loan balances qualified as restructured loans, with $74.0 million of these modified loans in an accruing status.
     The provision for credit losses totaled $25.5 million for the third quarter of 2010 compared to $41.3 million for the second quarter of 2010 and $91.2 million in the third quarter of 2009. Net charge-offs as a percentage of loans, excluding covered loans, for the third quarter of 2010 totaled 89 basis points on an annualized basis compared to 365 basis points on an annualized basis in the third quarter of 2009 and 163 basis points on an annualized basis in the second quarter of 2010. In the second quarter of 2010, a fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for loan losses by $15.7 million.
     The allowance for credit losses at September 30, 2010 totaled $112.8 million, or 1.19% of total loans, excluding covered loans, compared to $108.7 million, or 1.17% of total loans, at June 30, 2010 and $98.2 million, or 1.19% of total loans, at September 30, 2009.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Selected Financial Condition Data (at end of period):
Total assets	$14,100,368	$12,136,021
Total loans, excluding covered loans	9,461,155	8,275,257
Total deposits	10,962,239	9,847,163
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,398,912	1,106,082

Selected Statements of Income Data:
Net interest income	$102,980	$87,663	$303,159	$224,942
Net revenue (1)	157,636	238,343	450,859	457,501
Core pre-tax earnings (2)	47,572	37,137	137,287	81,996
Net income	20,098	31,995	49,125	44,902
Net income per common share — Basic	$0.49	$1.14	$1.17	$1.26
Net income per common share — Diluted	$0.47	$1.07	$1.12	$1.25

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.22%	3.25%	3.34%	2.98%
Non-interest income to average assets	1.56%	5.07%	1.48%	2.79%
Non-interest expense to average assets	2.85%	3.11%	2.77%	3.04%
Net overhead ratio (3)	1.28%	(1.95)%	1.29%	0.25%
Efficiency ratio (2) (4)	67.01%	38.69%	62.45%	55.15%
Return on average assets	0.57%	1.08%	0.49%	0.54%
Return on average common equity	5.44%	13.79%	4.43%	5.16%

Average total assets	$14,015,757	$11,797,520	$13,322,460	$11,154,193
Average total shareholders’ equity	1,391,507	1,070,095	1,320,611	1,066,447
Average loans to average deposits ratio (excluding covered loans)	88.7%	90.5%	91.0%	91.9%
Average loans to average deposits ratio (including covered loans)	91.7%	90.5%	92.8%	91.9%

Common Share Data at end of period:
Market price per common share	$32.41	$27.96
Book value per common share	$35.70	$34.10
Common shares outstanding	31,143,740	24,103,068

Other Data at end of period:(9)
Leverage Ratio (5)	10.0%	9.3%
Tier 1 capital to risk-weighted assets (5)	12.7%	10.8%
Total capital to risk-weighted assets (5)	14.1%	12.3%
Tangible common equity ratio (TCE) (8)	5.9%	4.5%
Allowance for credit losses (6)	$112,807	$98,225
Credit discounts on purchased premium finance receivables — life insurance (7)	$26,399	$36,195
Non-performing loans	$134,323	$231,659
Allowance for credit losses to total loans (6)	1.19%	1.19%
Non-performing loans to total loans	1.42%	2.80%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	85	78

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(9)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
(In thousands)	2010	2009	2009

Assets
Cash and due from banks	$155,067	$135,133	$128,898
Federal funds sold and securities purchased under resale agreements	88,913	23,483	22,863
Interest-bearing deposits with other banks	1,224,584	1,025,663	1,168,362
Available-for-sale securities, at fair value	1,324,179	1,255,066	1,362,359
Trading account securities	4,935	33,774	29,204
Brokerage customer receivables	25,442	20,871	19,441
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	80,445	73,749	71,889
Loans held-for-sale	320,440	275,715	193,255
Loans, net of unearned income, excluding covered loans	9,461,155	8,411,771	8,275,257
Covered loans	353,840	—	—

Total loans	9,814,995	8,411,771	8,275,257
Less: Allowance for loan losses	110,432	98,277	95,096

Net loans	9,704,563	8,313,494	8,180,161
Premises and equipment, net	353,445	350,345	352,890
FDIC indemnification asset	161,640	—	—
Accrued interest receivable and other assets	365,496	416,678	315,806
Goodwill	278,025	278,025	276,525
Other intangible assets	13,194	13,624	14,368

Total assets	$14,100,368	$12,215,620	$12,136,021

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,042,730	$864,306	$841,668
Interest bearing	9,919,509	9,052,768	9,005,495

Total deposits	10,962,239	9,917,074	9,847,163
Notes payable	1,000	1,000	1,000
Federal Home Loan Bank advances	414,832	430,987	433,983
Other borrowings	241,522	247,437	252,071
Secured borrowings — owed to securitization investors	600,000	—	—
Subordinated notes	55,000	60,000	65,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	2,045	—	—
Accrued interest payable and other liabilities	175,325	170,990	181,229

Total liabilities	12,701,456	11,076,981	11,029,939

Shareholders’ Equity:
Preferred stock	287,234	284,824	284,061
Common stock	31,145	27,079	26,965
Surplus	682,318	589,939	580,988
Treasury stock	(51)	(122,733)	(122,437)
Retained earnings	394,323	366,152	342,873
Accumulated other comprehensive income (loss)	3,943	(6,622)	(6,368)

Total shareholders’ equity	1,398,912	1,138,639	1,106,082

Total liabilities and shareholders’ equity	$14,100,368	$12,215,620	$12,136,021

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2010	2009	2010	2009

Interest income
Interest and fees on loans	$137,902	$126,448	$403,244	$343,637
Interest bearing deposits with banks	1,339	778	3,828	2,205
Federal funds sold and securities purchased under resale agreements	35	106	118	233
Securities	7,438	13,677	29,668	42,977
Trading account securities	19	7	383	86
Brokerage customer receivables	180	132	484	372
Federal Home Loan Bank and Federal Reserve Bank stock	488	429	1,419	1,275

Total interest income	147,401	141,577	439,144	390,785

Interest expense
Interest on deposits	31,088	42,806	95,926	132,261
Interest on Federal Home Loan Bank advances	4,042	4,536	12,482	13,492
Interest on notes payable and other borrowings	1,411	1,779	4,312	5,401
Interest on secured borrowings — owed to securitization investors	3,167	—	9,276	—
Interest on subordinated notes	265	333	762	1,341
Interest on junior subordinated debentures	4,448	4,460	13,227	13,348

Total interest expense	44,421	53,914	135,985	165,843

Net interest income	102,980	87,663	303,159	224,942
Provision for credit losses	25,528	91,193	95,870	129,329

Net interest income after provision for credit losses	77,452	(3,530)	207,289	95,613

Non-interest income
Wealth management	8,973	7,501	26,833	20,310
Mortgage banking	20,980	13,204	38,693	52,032
Service charges on deposit accounts	3,384	3,447	10,087	9,600
Gain on sales of commercial premium finance receivables	—	3,629	—	4,147
Gains (losses) on available-for-sale securities, net	9,235	(412)	9,673	(910)
Gain on bargain purchases	6,593	113,062	43,981	113,062
Trading gains (losses)	712	6,236	5,147	23,254
Other	4,779	4,013	13,286	11,064

Total non-interest income	54,656	150,680	147,700	232,559

Non-interest expense
Salaries and employee benefits	57,014	48,088	156,735	138,923
Equipment	4,203	4,069	12,144	12,022
Occupancy, net	6,254	5,884	18,517	17,682
Data processing	3,891	3,226	10,967	9,578
Advertising and marketing	1,650	1,488	4,434	4,003
Professional fees	4,555	4,089	11,619	9,843
Amortization of other intangible assets	701	677	2,020	2,040
FDIC insurance	4,642	4,334	13,456	16,468
OREO expenses, net	4,767	10,243	11,948	13,671
Other	12,046	10,465	34,484	29,540

Total non-interest expense	99,723	92,563	276,324	253,770

Income before taxes	32,385	54,587	78,665	74,402
Income tax expense	12,287	22,592	29,540	29,500

Net income	$20,098	$31,995	$49,125	$44,902

Preferred stock dividends and discount accretion	$4,943	$4,668	$14,830	$14,668

Net income applicable to common shares	$15,155	$27,327	$34,295	$30,234

Net income per common share — Basic	$0.49	$1.14	$1.17	$1.26

Net income per common share — Diluted	$0.47	$1.07	$1.12	$1.25

Cash dividends declared per common share	$0.09	$0.09	$0.18	$0.27

Weighted average common shares outstanding	31,117	24,052	29,396	23,958
Dilutive potential common shares	988	2,493	1,132	323

Average common shares and dilutive common shares	32,105	26,545	30,528	24,281

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity and core pre-tax earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Core pre-tax earnings is adjusted to exclude the provision for credit losses and certain significant items.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
(Dollars in thousands)	2010	2010	2010	2009	2009	2010	2009

(A) Interest Income (GAAP)	$147,401	$149,248	$142,496	$136,829	$141,577	$439,144	$390,785
Taxable-equivalent adjustment:
- Loans	85	90	80	99	93	254	360
- Liquidity management assets	324	366	361	406	413	1,051	1,314
- Other earning assets	7	5	5	9	9	16	30

Interest Income — FTE	$147,817	$149,709	$142,942	$137,343	$142,092	$440,465	$392,489
(B) Interest Expense (GAAP)	$44,421	$44,934	$46,631	$49,895	$53,914	$135,985	$165,843

Net interest income — FTE	103,396	104,775	96,311	87,448	88,178	304,480	226,646

(C) Net Interest Income (GAAP) (A minus B)	$102,980	$104,314	$95,865	$86,934	$87,663	$303,159	$224,942

(D) Net interest margin (GAAP)	3.20%	3.42%	3.36%	3.08%	3.23%	3.32%	2.95%
Net interest margin — FTE	3.22%	3.43%	3.38%	3.10%	3.25%	3.34%	2.98%
(E) Efficiency ratio (GAAP)	67.20%	59.90%	60.79%	52.70%	38.77%	62.63%	55.36%
Efficiency ratio — FTE	67.01%	59.72%	60.59%	52.54%	38.69%	62.45%	55.15%

Calculation of Tangible Common Equity ratio (at period end)
Total shareholders equity	$1,398,912	$1,384,736	$1,364,832	$1,138,639	$1,106,082
Less: Preferred stock	(287,234)	(286,460)	(285,642)	(284,824)	(284,061)
Less: Intangible assets	(291,219)	(291,300)	(291,003)	(291,649)	(290,893)

(F) Total tangible shareholders equity	$820,459	$806,976	$788,187	$562,166	$531,128

Total assets	$14,100,368	$13,708,560	$12,839,978	$12,215,620	$12,136,021
Less: Intangible assets	(291,219)	(291,300)	(291,003)	(291,649)	(290,893)

(G) Total tangible assets	$13,809,149	$13,417,260	$12,548,975	$11,923,971	$11,845,128

Tangible common equity ratio (F/G)	5.9%	6.0%	6.3%	4.7%	4.5%

Income before taxes	$32,385	$20,790	$25,490	$43,102	$54,587	$78,665	$74,402
Add: Provision for credit losses	25,528	41,297	29,044	38,603	91,193	95,870	129,329
Add: OREO expenses, net	4,767	5,843	1,337	5,293	10,243	11,948	13,671
Add: Recourse obligation on loans previously sold	1,432	4,721	3,452	937	—	9,605	—
Less: Gain on bargain purchases	(6,593)	(26,494)	(10,894)	(42,951)	(113,062)	(43,981)	(113,062)
Less: Trading (gains) losses	(712)	1,538	(5,973)	(4,437)	(6,236)	(5,147)	(23,254)
Less: (Gains) losses on available-for-sale securities, net	(9,235)	(46)	(392)	(642)	412	(9,673)	910

Core pre-tax earnings	$47,572	$47,649	$42,064	$39,905	$37,137	$137,287	$81,996

LOANS

Loan Portfolio Mix and Growth Rates				% Growth
				From (1)	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2010	2009	2009	2009	2009
Balance:
Commercial	$1,952,791	$1,743,208	$1,643,721	16%	19%
Commercial real estate	3,331,498	3,296,698	3,392,138	1	(2)
Home equity	919,824	930,482	928,548	(2)	(1)
Residential real-estate	342,009	306,296	281,151	16	22
Premium finance receivables — commercial	1,323,934	730,144	752,032	109	76
Premium finance receivables — life insurance	1,434,994	1,197,893	1,045,653	26	37
Indirect consumer (2)	56,575	98,134	115,528	(57)	(51)
Consumer and other	99,530	108,916	116,486	(12)	(15)

Total loans, net of unearned income, excluding covered loans	$9,461,155	$8,411,771	$8,275,257	17%	14%

Covered loans	353,840	$—	—	100	100

Total loans, net of unearned income	$9,814,995	$8,411,771	$8,275,257	22%	19%

Mix:
Commercial	20%	21%	20%
Commercial real estate	34	39	41
Home equity	9	11	11
Residential real-estate	3	4	4
Premium finance receivables — commercial	13	9	9
Premium finance receivables — life insurance	15	14	13
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1

Total loans, net of unearned income, excluding covered loans	96%	100%	100%

Covered loans	4	$—	—

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

Commercial and Real-Estate Loans, excluding covered loans				> 90 Days	Allowance
As of September 30, 2010		% of		Past Due	For Loan
		Total		and Still	Losses
(Dollars in thousands)	Balance	Loans	Nonaccrual	Accruing	Allocation
Commercial:
Commercial and industrial	$1,540,584	16.3%	$18,779	$—	$28,165
Franchise	115,380	1.2	—	—	1,238
Mortgage warehouse lines of credit	158,597	1.7	—	—	1,631
Community Advantage — homeowner associations	66,484	0.7	—	—	177
Aircraft	36,522	0.4	—	—	363
Other	35,224	0.3	665	—	432

Total commercial	$1,952,791	20.6%	$19,444	$—	$32,006

Commercial Real-Estate:
Residential construction	$102,911	1.1%	$4,921	$—	$2,764
Commercial construction	179,667	1.9	11,230	—	4,097
Land	263,363	2.8	27,134	—	11,342
Office	537,868	5.6	5,745	—	7,231
Industrial	472,556	5.0	3,565	—	5,264
Retail	492,633	5.2	2,084	—	6,732
Multi-family	279,127	3.0	9,339	—	4,283
Mixed use and other	1,003,373	10.6	19,322	—	14,818

Total commercial real-estate	$3,331,498	35.2%	$83,340	$—	$56,531

Total commercial and commercial real-estate	$5,284,289	55.8%	$102,784	$—	$88,537

Commercial real-estate — collateral location by state:
Illinois	$2,692,839	80.8%
Wisconsin	363,498	10.9

Total primary markets	$3,056,337	91.7%

Florida	69,204	2.1
Arizona	43,294	1.3
Indiana	42,990	1.3
Other (no individual state greater than 0.7%)	119,673	3.6

Total	$3,331,498	100.0%

DEPOSITS

Deposit Portfolio Mix and Growth Rates				% Growth
				From (1)	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2010	2009	2009	2009	2009
Balance:
Non-interest bearing	$1,042,730	$864,306	$841,668	28%	24%
NOW	1,551,749	1,415,856	1,245,689	13	25
Wealth Management deposits (2)	710,435	971,113	935,740	(36)	(24)
Money Market	1,746,168	1,534,632	1,468,228	18	19
Savings	713,823	561,916	513,239	36	39
Time certificates of deposit	5,197,334	4,569,251	4,842,599	18	7

Total deposits	$10,962,239	$9,917,074	$9,847,163	14%	11%

Mix:
Non-interest bearing	10%	9%	9%
NOW	14	14	13
Wealth Management deposits (2)	6	10	9
Money Market	16	15	15
Savings	7	6	5
Time certificates of deposit	47	46	49

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Deposit Maturity Analysis						Weighted-
As of September 30, 2010	Non-					Average
	Interest	Savings				Rate of
	Bearing	and		Time		Maturing Time
	and	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt (1) (2)	of Deposit	Deposits	of Deposit
1-3 months	$2,594,479	$2,459,991	$710,435	$1,211,805	$6,976,710	1.55%
4-6 months				829,519	829,519	1.57
7-9 months				674,904	674,904	1.84
10-12 months				548,572	548,572	1.60
13-18 months				661,811	661,811	1.84
19-24 months				513,866	513,866	1.88
24+ months				756,857	756,857	2.40

Total deposits	$2,594,479	$2,459,991	$710,435	$5,197,334	$10,962,239	1.79%

(1)	Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in interest rates.

(2)	Wealth management deposit balances from unaffiliated companies are shown maturing in the period in which the current contractual obligation to hold these funds matures.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2010 compared to the third quarter of 2009 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2010			September 30, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,802,964	$9,625	1.36%	$2,078,330	$15,403	2.94%
Other earning assets (2) (3) (7)	34,263	205	2.37	24,874	148	2.36
Loans, net of unearned income (2) (4) (7)	9,603,561	134,016	5.54	8,665,281	126,541	5.79
Covered loans	325,751	3,971	4.84	—	—	—

Total earning assets (7)	$12,766,539	$147,817	4.59%	$10,768,485	$142,092	5.24%

Allowance for loan losses	(113,631)			(85,300)
Cash and due from banks	154,078			109,645
Other assets	1,208,771			1,004,690

Total assets	$14,015,757			$11,797,520

Interest-bearing deposits	$9,823,525	$31,088	1.26%	$8,799,578	$42,806	1.93%
Federal Home Loan Bank advances	414,789	4,042	3.87	434,134	4,536	4.14
Notes payable and other borrowings	232,991	1,411	2.40	245,352	1,779	2.88
Secured borrowings — owed to securitization investors	600,000	3,167	2.09	—	—	—
Subordinated notes	55,000	265	1.89	65,000	333	2.01
Junior subordinated notes	249,493	4,448	6.98	249,493	4,460	6.99

Total interest-bearing liabilities	$11,375,798	$44,421	1.55%	$9,793,557	$53,914	2.18%

Non-interest bearing liabilities	1,005,170			775,202
Other liabilities	243,282			158,666
Equity	1,391,507			1,070,095

Total liabilities and shareholders’ equity	$14,015,757			$11,797,520

Interest rate spread (5) (7)			3.04%			3.06%
Net free funds/contribution (6)	$1,390,741		0.18%	$974,928		0.19%

Net interest income/Net interest margin (7)		$103,396	3.22%		$88,178	3.25%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2010 and 2009 were $416,000 and $515,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The higher level of net interest income recorded in the third quarter of 2010 compared to the third quarter of 2009 was primarily attributable to the impact of the presence of the life insurance premium finance assets acquired in the second half of 2009 and lower retail deposit costs during the third quarter of 2010. Approximately $714 million of the increase in average total loans is attributable to life insurance premium finance loans including those purchased in the transaction or originated by the Company.
In the third quarter of 2010, the yield on earning assets decreased 65 basis points as the yield on liquidity management assets declined by 158 basis points and the rate on interest-bearing liabilities decreased 63 basis points compared to the third quarter of 2009. Retail deposit re-pricing opportunities over the past 12 months, due to a sustained low interest rate environment and more stable financial markets, contributed to the majority of this decreased cost. The rate paid on interest-bearing deposits decreased 67 basis points when compared to the third quarter of 2009.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2010 compared to the second quarter of 2010 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2010			June 30, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,802,964	$9,625	1.36%	$2,613,179	$13,305	2.04%
Other earning assets (2) (3) (7)	34,263	205	2.37	62,874	515	3.28
Loans, net of unearned income (2) (4) (7)	9,603,561	134,016	5.54	9,356,033	133,207	5.71
Covered loans	325,751	3,971	4.84	210,030	2,682	5.12

Total earning assets (7)	$12,766,539	$147,817	4.59%	$12,242,116	$149,709	4.91%

Allowance for loan losses	(113,631)			(108,764)
Cash and due from banks	154,078			137,531
Other assets	1,208,771			1,119,654

Total assets	$14,015,757			$13,390,537

Interest-bearing deposits	$9,823,525	$31,088	1.26%	$9,348,541	$31,626	1.36%
Federal Home Loan Bank advances	414,789	4,042	3.87	417,835	4,094	3.93
Notes payable and other borrowings	232,991	1,411	2.40	217,751	1,439	2.65
Secured borrowings — owed to securitization investors	600,000	3,167	2.09	600,000	3,115	2.08
Subordinated notes	55,000	265	1.89	57,198	256	1.77
Junior subordinated notes	249,493	4,448	6.98	249,493	4,404	6.98

Total interest-bearing liabilities	$11,375,798	$44,421	1.55%	$10,890,818	$44,934	1.65%

Non-interest bearing liabilites	1,005,170			932,046
Other liabilities	243,282			195,984
Equity	1,391,507			1,371,689

Total liabilities and shareholders’ equity	$14,015,757			$13,390,537

Interest rate spread (5) (7)			3.04%			3.26%
Net free funds/contribution (6)	$1,390,741		0.18%	$1,351,298		0.17%

Net interest income/Net interest margin (7)		$103,396	3.22%		$104,775	3.43%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2010 was $416,000 and for the three months ended June 30, 2010 was $461,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The decline in net interest margin in the third quarter of 2010 compared to the second quarter of 2010 was primarily caused by $3.2 million less accretion on the purchased life insurance premium finance portfolio as less prepayments occurred (reduced net interest margin by 10 basis points), higher balances and lower yields on liquidity management assets (reduced net interest margin by 14 basis points), the negative impact of selling certain collateralized mortgage obligations (reduced net interest margin by nine basis points), offset by lower costs for interest-bearing deposits (increased net interest margin by 11 basis points) and higher contribution from net free funds (increased net interest margin by 1 basis point). The decline in the yield on loans is primarily attributable to reduced accretion on the purchased life insurance premium finance portfolio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009:

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2010			September 30, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,592,751	$36,084	1.86%	$1,923,869	$48,004	3.34%
Other earning assets (2) (3) (7)	50,192	883	2.35	23,242	488	2.81
Loans, net of unearned income (2) (4) (7)	9,371,291	396,845	5.66	8,244,336	343,997	5.58
Covered loans	178,492	6,653	4.98	—	—	—

Total earning assets (7)	$12,192,726	$440,465	4.83%	$10,191,447	$392,489	5.15%

Allowance for loan losses	(109,982)			(76,886)
Cash and due from banks	135,476			103,164
Other assets	1,104,240			936,468

Total assets	$13,322,460			$11,154,193

Interest-bearing deposits	$9,358,313	$95,926	1.37%	$8,217,631	$132,261	2.15%
Federal Home Loan Bank advances	420,554	12,482	3.97	435,359	13,492	4.14
Notes payable and other borrowings	225,579	4,312	2.56	266,264	5,401	2.71
Secured borrowings — owed to securitization investors	600,000	9,276	2.07	—		—
Subordinated notes	57,381	762	1.75	67,198	1,341	2.63
Junior subordinated notes	249,493	13,227	6.99	249,498	13,348	7.05

Total interest-bearing liabilities	$10,911,320	$135,985	1.66%	$9,235,950	$165,843	2.40%

Non-interest bearing liabilities	934,734			754,666
Other liabilities	155,795			97,130
Equity	1,320,611			1,066,447

Total liabilities and shareholders’ equity	$13,322,460			$11,154,193

Interest rate spread (5) (7)			3.17%			2.75%
Net free funds/contribution (6)	$1,281,406		0.17%	$955,497		0.23%

Net interest income/Net interest margin (7)		$304,480	3.34%		$226,646	2.98%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the nine months ended September 30, 2010 and 2009 were $1.3 million and $1.7 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

NON-INTEREST INCOME
For the third quarter of 2010, non-interest income totaled $54.7 million, a decrease of $96.0 million, or 64%, compared to the third quarter of 2009. The decrease was primarily attributable to the bargain purchase gain related to the life insurance premium finance loan acquisition in the third quarter of 2009 and lower trading gains, partially offset by an increase in mortgage banking revenue and gains on available-for-sale securities.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	September 30		$	%
(Dollars in thousands)	2010	2009	Change	Change
Brokerage	$5,806	$4,593	$1,213	26
Trust and asset management	3,167	2,908	259	9

Total wealth management	8,973	7,501	1,472	20

Mortgage banking	20,980	13,204	7,776	59
Service charges on deposit accounts	3,384	3,447	(63)	(2)
Gains on sales of premium finance receivables	—	3,629	(3,629)	(100)
Gains (losses) on available-for-sale securities	9,235	(412)	9,647	NM
Gain on bargain purchases	6,593	113,062	(106,469)	(94)
Trading gains	712	6,236	(5,524)	(89)
Other:
Fees from covered call options	703	—	703	100
Bank Owned Life Insurance	552	552	—	—
Administrative services	744	527	217	41
Miscellaneous	2,780	2,934	(154)	(5)

Total Other	4,779	4,013	766	19

Total Non-Interest Income	$54,656	$150,680	$(96,024)	(64)

	Nine Months Ended
	September 30		$	%
(Dollars in thousands)	2010	2009	Change	Change
Brokerage	$17,072	$12,693	$4,379	34
Trust and asset management	9,761	7,617	2,144	28

Total wealth management	26,833	20,310	6,523	32

Mortgage banking	38,693	52,032	(13,339)	(26)
Service charges on deposit accounts	10,087	9,600	487	5
Gains on sales of premium finance receivables	—	4,147	(4,147)	(100)
Gains (losses) on available-for-sale securities	9,673	(910)	10,583	NM
Gain on bargain purchases	43,981	113,062	(69,081)	(61)
Trading gains	5,147	23,254	(18,107)	(78)
Other:
Fees from covered call options	1,162	1,998	(836)	(42)
Bank Owned Life Insurance	1,593	1,403	190	14
Administrative services	2,034	1,463	571	39
Miscellaneous	8,497	6,200	2,297	37

Total Other	13,286	11,064	2,222	20

Total Non-Interest Income	$147,700	$232,559	$(84,859)	(36)

NM = Not Meaningful

Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wintrust Capital Management. Wealth management revenue totaled $9.0 million in the third quarter of 2010 and $7.5 million in the third quarter of 2009. Increased asset valuations due to equity market improvements have helped revenue growth from trust and asset management activities. Additionally, the improvement in the equity markets overall have led to the increase of the brokerage component of wealth management revenue as customer trading activity has increased.
Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended September 30, 2010, this revenue source totaled $21.0 million, an increase of $7.8 million when compared to the third quarter of 2009. Mortgages originated and sold totaled $1.1 billion in the third quarter of 2010 compared to $732 million in the second quarter of 2010 and $960 million in the third quarter of 2009. The increase in mortgage banking revenue in the third quarter of 2010 as compared to the third quarter of 2009 resulted primarily from an increase in gains on sales of loans, which was driven by higher origination volumes and better pricing realized as a result of the Company utilizing mandatory execution of forward commitments with investors in 2010. The increase in gains on sales was partially offset by changes in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives and fair value accounting for certain residential mortgage loans held for sale and an increase in loss indemnification claims by purchasers of the Company’s loans. The Company enters into residential mortgage loan sale agreements with investors in the normal course of business. These agreements provide recourse to investors through certain representations concerning credit information, loan documentation, collateral and insurability. Investors request the Company to indemnify them against losses on certain loans or to repurchase loans which the investors believe do not comply with applicable representations. An increase in requests for loss indemnification can negatively impact mortgage banking revenue as additional recourse expense. Fewer requests from investors for loss indemnification occurred in the current quarter as compared to the second quarter of 2010. The Company recognized $1.4 million of expense in the third quarter of 2010, a decrease of $3.3 million compared to the second quarter of 2010 and has recognized $9.6 million on a year-to-date basis in 2010. This liability on loans expected to be repurchased from loans sold to investors is based on trends in repurchase and indemnification requests, actual loss experience, known and inherent risks in the loan, and current economic conditions.
A summary of the mortgage banking revenue components is shown below:
Mortgage banking revenue

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2010	2009	2010	2009
Mortgage loans originated and sold	$1,076,736	$960,218	$2,495,880	$3,713,883

Mortgage loans serviced	$787,923	$715,351
Fair value of mortgage servicing rights (MSRs)	$5,179	$6,030
MSRs as a percentage of loans serviced	0.66%	0.84%

Mortgage banking revenue:
Gain on sales of loans	$28,096	$13,957	$59,287	$54,187
Derivative/fair value, net	(4,212)	86	(7,200)	(98)
Mortgage servicing rights	(1,472)	(839)	(3,789)	(2,057)
Recourse obligation on loans previously sold	(1,432)	—	(9,605)	—

Total mortgage banking revenue	$20,980	$13,204	$38,693	$52,032

Gain on sales of loans as a percentage of loans sold (1)	2.22%	1.46%	2.09%	1.46%

(1)	Includes derivative/fair value, net
All mortgage loan servicing by the Company is performed by four of its subsidiary banks. Mortgage servicing rights are carried on the balance sheet at fair value. All loans originated and sold into the secondary market by its mortgage subsidiary Wintrust Mortgage Company have been sold with mortgage servicing rights released (sold to the investors).

Service charges on deposit accounts totaled $3.4 million for the third quarter of 2010, a decrease of $63,000, or 2%, when compared to the same quarter of 2009. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
As a result of the new accounting requirements beginning January 1, 2010 that now require loans sold and transferred into the securitization facility be accounted for as secured borrowings with the securitization investors, the Company no longer recognizes gains on sales of premium finance receivables (see “Securitization — Sale of Loans”).
The Company recognized $9.2 million of net gains on available-for-sale securities in the third quarter of 2010 compared to a net loss of $412,000 in the prior year quarter. The net gains in the third quarter of 2010 were primarily related to the sale of certain collateralized mortgage obligations.
The gain on bargain purchase of $6.6 million recognized in the third quarter of 2010 relates to the FDIC-assisted bank acquisition of Ravenswood during the period. The gain on bargain purchase of $113.1 million in the third quarter of 2009 related to the life insurance premium finance loan acquisition. See “Acquisitions” for a discussion of these transactions.
Trading gains of $712,000 were recognized by the Company in the third quarter of 2010 compared to gains of $6.2 million in the third quarter of 2009. Lower trading gains in 2010 resulted primarily from realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading.
Other non-interest income for the third quarter of 2010 totaled $4.8 million, compared to $4.0 million in the third quarter of 2009. Fees from certain covered call option transactions increased by $703,000 in the third quarter of 2010 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. In the third quarter of 2010 management chose to engage in limited covered call option activity. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”).

NON-INTEREST EXPENSE
Non-interest expense for the third quarter of 2010 totaled $99.7 million and increased approximately $7.2 million, or 8%, compared to the third quarter 2009.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	September 30		$	%
(Dollars in thousands)	2010	2009	Change	Change
Salaries and employee benefits:
Salaries	$30,537	$28,189	2,348	8
Commissions and bonus	17,366	11,887	5,479	46
Benefits	9,111	8,012	1,099	14

Total salaries and employee benefits	57,014	48,088	8,926	19
Equipment	4,203	4,069	134	3
Occupancy, net	6,254	5,884	370	6
Data processing	3,891	3,226	665	21
Advertising and marketing	1,650	1,488	162	11
Professional fees	4,555	4,089	466	11
Amortization of other intangible assets	701	677	24	4
FDIC insurance	4,642	4,334	308	7
OREO expenses, net	4,767	10,243	(5,476)	(53)
Other:
Commissions - 3rd party brokers	979	843	136	16
Postage	1,254	1,139	115	10
Stationery and supplies	812	769	43	6
Miscellaneous	9,001	7,714	1,287	17

Total other	12,046	10,465	1,581	15

Total Non-Interest Expense	$99,723	$92,563	$7,160	8

	Nine Months Ended
	September 30		$	%
(Dollars in thousands)	2010	2009	Change	Change
Salaries and employee benefits:
Salaries	$88,334	$80,421	7,913	10
Commissions and bonus	40,064	33,751	6,313	19
Benefits	28,337	24,751	3,586	14

Total salaries and employee benefits	156,735	138,923	17,812	13
Equipment	12,144	12,022	122	1
Occupancy, net	18,517	17,682	835	5
Data processing	10,967	9,578	1,389	15
Advertising and marketing	4,434	4,003	431	11
Professional fees	11,619	9,843	1,776	18
Amortization of other intangible assets	2,020	2,040	(20)	(1)
FDIC insurance	13,456	16,468	(3,012)	(18)
OREO expenses, net	11,948	13,671	(1,723)	(13)
Other:
Commissions - 3rd party brokers	3,037	2,338	699	30
Postage	3,593	3,466	127	4
Stationery and supplies	2,305	2,330	(25)	(1)
Miscellaneous	25,549	21,406	4,143	19

Total other	34,484	29,540	4,944	17

Total Non-Interest Expense	$276,324	$253,770	$22,554	9

Salaries and employee benefits comprised 57% of total non-interest expense in the third quarter of 2010 and 52% in the third quarter of 2009. Salaries and employee benefits expense increased $8.9 million, or 19%, in the third quarter of 2010 compared to the third quarter of 2009 primarily as a result of a $5.5 million increase in bonus and commissions as variable pay based revenue increased (mortgage banking and wealth management), a $2.3 million increase in salaries caused by the additional employees from the three FDIC-assisted transactions and larger staffing as the Company grows and a $1.1 million increase from employee benefits (primarily health plan related).
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the third quarter of 2010 were $4.6 million, an increase of $466,000, or 11%, compared to the same period in 2009. These increases are primarily a result of increased legal costs related to non-performing assets and recent bank acquisitions.
FDIC insurance totaled $4.6 million in the third quarter of 2010, an increase of $308,000 compared to $4.3 million in the third quarter of 2009. The increase in FDIC insurance expense is primarily the result of the higher level of deposits at the Company’s banks.
OREO expenses include all costs related with obtaining, maintaining and selling of other real estate owned properties. This expense totaled $4.8 million in the third quarter of 2010, a decrease of $5.5 million compared to $10.2 million in the third quarter of 2009. The decrease in OREO expenses primarily related to lower valuation adjustments of properties held in OREO in the third quarter of 2010 as compared to third quarter of 2009.
Miscellaneous expense includes ATM expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred. Miscellaneous expenses in the third quarter of 2010 increased $1.3 million, or 17%, compared to the same period in the prior year. The increase in the third quarter of 2010 compared to the same period in the prior year is primarily attributable to the general growth in the Company’s business.

     ASSET QUALITY
     Allowance for Credit Losses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2010	2009	2010	2009
Allowance for loan losses at beginning of period	$106,547	$85,113	$98,277	$69,767
Provision for credit losses	25,528	91,193	95,870	129,329
Other adjustments	—	—	1,943	—
Reclassification to allowance for unfunded lending-related commitments	(206)	(1,543)	478	(1,543)

Charge-offs:
Commercial	3,076	16,685	12,532	26,128
Commercial real estate	15,727	57,928	48,281	66,220
Home equity	1,234	1,727	4,604	3,034
Residential real estate	116	422	832	682
Premium finance receivables — commercial	1,505	2,478	21,186	5,622
Premium finance receivables — life insurance	79	—	79	—
Indirect consumer	198	588	728	1,421
Consumer and other	288	244	576	495

Total charge-offs	22,223	80,072	88,818	103,602

Recoveries:
Commercial	286	104	873	214
Commercial real estate	197	35	856	240
Home equity	8	1	22	3
Residential real estate	3	—	10	—
Premium finance receivables — commercial	220	161	637	457
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer	29	62	160	135
Consumer and other	43	42	124	96

Total recoveries	786	405	2,682	1,145

Net charge-offs, excluding covered loans	(21,437)	(79,667)	(86,136)	(102,457)
Covered loans	—	—	—	—

Net charge-offs	(21,437)	(79,667)	(86,136)	(102,457)

Allowance for loan losses at period end	$110,432	$95,096	$110,432	$95,096

Allowance for unfunded lending-related commitments at period end	$2,375	$3,129	$2,375	$3,129

Allowance for credit losses at period end	$112,807	$98,225	$112,807	$98,225

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.60%	4.01%	0.88%	2.23%
Commercial real estate	1.84%	6.69	1.90	2.59
Home equity	0.53	0.75	0.66	0.44
Residential real estate	0.07	0.33	0.20	0.19
Premium finance receivables — commercial	0.39	0.74	2.12	0.54
Premium finance receivables — life insurance	0.02	—	0.01	—
Indirect consumer	1.08	1.67	0.99	1.19
Consumer and other	1.01	0.71	0.57	0.38

Total loans, net of unearned income, excluding covered loans	0.89%	3.65%	1.23%	1.66%
Covered loans	—	—	—	—

Total loans, net of unearned income	0.86%	3.65%	1.20%	1.66%

Net charge-offs as a percentage of the provision for credit losses	83.97%	87.36%	89.85%	79.22%

Excluding covered loans:
Loans at period-end			$9,461,155	$8,275,257
Allowance for loan losses as a percentage of loans at period end			1.17%	1.15%
Allowance for credit losses as a percentage of loans at period end			1.19%	1.19%

Including covered loans:
Loans at period-end			$9,814,995	$8,275,257
Allowance for loan losses as a percentage of loans at period end			1.13%	1.15%
Allowance for credit losses as a percentage of loans at period end			1.15%	1.19%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for unfunded lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance. Additionally, on January 1, 2010, in conjunction with recording the securitization facility on its balance sheet, the Company established an allowance for loan losses totaling $1.9 million. This addition to the allowance for loan losses is shown as an other adjustment to the allowance for loan losses. As of September 30, 2010, there was no allowance for loan losses for covered loans.
The provision for credit losses totaled $25.5 million for the third quarter of 2010, $41.3 million in the second quarter of 2010 and $91.2 million for the third quarter of 2009. For the quarter ended September 30, 2010, net charge-offs, excluding covered loans, totaled $21.4 million compared to $37.9 million in the second quarter of 2010 and $79.7 million recorded in the third quarter of 2009. In the second quarter of 2010, a fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for loan losses by $15.7 million. On a ratio basis, annualized net charge-offs as a percentage of average loans, excluding covered loans, were 0.89% in the third quarter of 2010, 1.63% in the second quarter of 2010, and 3.65% in the third quarter of 2009. Beginning in the third and fourth quarters of 2009, the Company committed to resolving problem credits as quickly as possible. Actions taken during this time increased OREO, net charge-offs and the provision for loan losses expenses required to maintain an appropriate level of reserves. The third quarter of 2010 amounts recorded for both net charge-offs and provision for credit losses reflect a continuation of the Company’s commitment to maintain a low level of non-performing assets.
Management believes the allowance for loan losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase from the end of the prior quarter reflects the continued economic weaknesses in the Company’s markets and is the result of an individual review of a significant number of individual credits as well as the overall risk factors impacting certain types of credits, specifically credits with residential development collateral valuation exposure.

The table below shows the aging of the Company’s loan portfolio at September 30, 2010:
As of September 30, 2010

		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial	$19,444	$—	$5,797	$16,790	$1,910,760	$1,952,791
Commercial real-estate:		—
Residential construction	4,921	—	3,029	3,942	91,019	102,911
Commercial construction	11,230	—	1,665	947	165,825	179,667
Land	27,134	—	13,033	3,971	219,225	263,363
Office	5,745	—	4,186	1,467	526,470	537,868
Industrial	3,565	—	1,014	6,658	461,319	472,556
Retail	2,084	—	4,254	5,079	481,216	492,633
Multi-family	9,339	—	8,023	1,966	259,799	279,127
Mixed use and other	19,322	—	7,373	6,916	969,762	1,003,373

Total commercial real-estate	83,340	—	42,577	30,946	3,174,635	3,331,498

Total commercial and commercial real-estate	102,784	—	48,374	47,736	5,085,395	5,284,289

Home equity	6,144	—	2,215	6,596	904,869	919,824
Residential real estate	6,644	—	718	1,765	332,882	342,009
Premium finance receivables — commercial	9,082	6,853	6,723	13,409	1,287,867	1,323,934
Premium finance receivables — life insurance	222	1,222	6,244	13,567	1,413,739	1,434,994
Indirect consumer	446	355	210	1,420	54,144	56,575
Consumer and other	569	2	356	565	98,038	99,530

Total loans, net of unearned income, excluding covered loans	$125,891	$8,432	$64,840	$85,058	$9,176,934	$9,461,155
Covered loans (1)	138,953	8,021	9,820	3,078	193,968	353,840

Total loans, net of unearned income	$264,844	$16,453	$74,660	$88,136	$9,370,902	$9,814,995

Aging as a % of Loan Balance:
Commercial	1.0%	—%	0.3%	0.9%	97.8%	100.0%
Commercial real-estate:
Residential construction	4.8	—	2.9	3.8	88.5	100.0
Commercial construction	6.3	—	0.9	0.5	92.3	100.0
Land	10.3	—	5.0	1.5	83.2	100.0
Office	1.1	—	0.8	0.3	97.8	100.0
Industrial	0.8	—	0.2	1.4	97.6	100.0
Retail	0.4	—	0.9	1.0	97.7	100.0
Multi-family	3.3	—	2.9	0.7	93.1	100.0
Mixed use and other	1.9	—	0.7	0.7	96.7	100.0

Total commercial real-estate	2.5	—	1.3	0.9	95.3	100.0

Total commercial and commercial real-estate	2.0	—	0.9	0.9	96.2	100.0

Home equity	0.7	—	0.2	0.7	98.4	100.0
Residential real estate	1.9	—	0.2	0.6	97.3	100.0
Premium finance receivables — commercial	0.7	0.5	0.5	1.0	97.3	100.0
Premium finance receivables — life insurance	0.0	0.1	0.4	1.0	98.5	100.0
Indirect consumer	0.8	0.6	0.4	2.5	95.7	100.0
Consumer and other	0.6	0.0	0.3	0.6	98.5	100.0

Total loans, net of unearned income, excluding covered loans	1.3%	0.1%	0.7%	0.9%	97.0%	100.0%
Covered loans (1)	39.3	2.2	2.8	0.9	54.8	100.0

Total loans, net of unearned income	2.7%	0.2%	0.7	0.9	95.5%	100.0%

(1)	Covered loans are subject to a loss sharing agreement with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these loans.
As of September 30, 2010, only $64.8 million of all loans, excluding covered loans, or 0.7%, were 60 to 89 days past due and $85.1 million, or 0.9%, were 30 to 59 days (or one payment) past due. As of June 30, 2010, only $50.3 million of all loans, excluding covered loans, or 0.5%, were 60 to 89 days past due and only $75.2 million, or 0.8%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at September 30, 2010 that are current with regard to the contractual terms of the loan agreement represent 98.4% of the total home equity portfolio. Residential real estate loans at September 30, 2010 that are current with regards to the contractual terms of the loan agreements comprise 97.3% of total residential real estate loans outstanding.
The table below shows the aging of the Company’s loan portfolio at June 30, 2010:
As of June 30, 2010

		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial	$17,741	$99	$8,550	$5,781	$1,795,447	$1,827,618
Commercial real-estate:
Residential construction	15,468	—	6,166	3,035	104,793	129,462
Commercial construction	6,140	—	—	2,117	179,919	188,176
Land	21,699	—	5,313	8,721	233,823	269,556
Office	2,991	1,194	193	8,423	522,740	535,541
Industrial	5,540	—	5,612	3,530	458,033	472,715
Retail	5,174	—	1,906	4,712	472,745	484,537
Multi-family	11,074	—	421	1,498	263,888	276,881
Mixed use and other	14,898	1,054	11,156	10,476	953,371	990,955

Total commercial real-estate	82,984	2,248	30,767	42,512	3,189,312	3,347,823

Total commercial and commercial real-estate	100,725	2,347	39,317	48,293	4,984,759	5,175,441

Home equity	7,149	—	1,063	4,253	909,840	922,305
Residential real estate	4,436	—	1,379	2,489	324,369	332,673
Premium finance receivables — commercial	11,389	6,350	3,938	9,944	1,315,364	1,346,985
Premium finance receivables — life insurance	—	1,923	3,960	7,712	1,365,062	1,378,657
Indirect consumer	438	579	204	1,453	66,337	69,011
Consumer and other	62	3	438	1,021	97,567	99,091

Total loans, net of unearned income, excluding covered loans	$124,199	$11,202	$50,299	$75,165	$9,063,298	$9,324,163
Covered loans (1)	$104,606	$2	$9,881	$9,039	$152,035	$275,563

Total loans, net of unearned income	$228,805	$11,204	$60,180	$84,204	$9,215,333	$9,599,726

Aging as a % of Loan Balance:
Commercial	1.0%	—%	0.5%	0.3%	98.2%	100.0%
Commercial real-estate:
Residential construction	11.9	—	4.8	2.3	81.0	100.0
Commercial construction	3.3	—	—	1.1	95.6	100.0
Land	8.0	—	2.0	3.2	86.8	100.0
Office	0.6	0.2	—	1.6	97.6	100.0
Industrial	1.2	—	1.2	0.7	96.9	100.0
Retail	1.1	—	0.4	1.0	97.5	100.0
Multi-family	4.0	—	0.2	0.5	95.3	100.0
Mixed use and other	1.5	0.1	1.1	1.1	96.2	100.0

Total commercial real-estate	2.5	0.1	0.9	1.3	95.2	100.0

Total commercial and commercial real-estate	1.9	—	0.8	0.9	96.4	100.0

Home equity	0.8	—	0.1	0.5	98.6	100.0
Residential real estate	1.3	—	0.4	0.7	97.6	100.0
Premium finance receivables — commercial	0.8	0.5	0.3	0.7	97.7	100.0
Premium finance receivables — life insurance	—	0.1	0.3	0.6	99.0	100.0
Indirect consumer	0.6	0.8	0.3	2.1	96.2	100.0
Consumer and other	0.1	—	0.4	1.0	98.5	100.0

Total loans, net of unearned income, excluding covered loans	1.3%	0.1%	0.5%	0.8%	97.3%	100.0%
Covered loans (1)	38.0	—	3.6	3.3	55.1	100.0

Total loans, net of unearned income	2.4%	0.1%	0.6%	0.9%	96.0%	100.0%

(1)	Covered loans are subject to a loss sharing agreement with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these loans.

The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Loans, excluding covered loans
The following table sets forth Wintrust’s non-performing loans, excluding covered loans, at the dates indicated.

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2010	2010	2009	2009
Loans past due greater than 90 days and still accruing:
Commercial	$—	$99	$561	$758
Commercial real-estate	—	2,248	—	22,619
Home equity	—	—	—	100
Residential real-estate	—	—	412	1,172
Premium finance receivables — commercial	6,853	6,350	6,271	11,714
Premium finance receivables — life insurance	1,222	1,923	—	—
Indirect consumer	355	579	461	549
Consumer and other	2	3	95	25

Total past due greater than 90 days and still accruing	8,432	11,202	7,800	36,937

Non-accrual loans:
Commercial	19,444	17,741	16,509	19,035
Commercial real-estate	83,340	82,984	80,639	147,691
Home equity	6,144	7,149	8,883	6,808
Residential real-estate	6,644	4,436	3,779	4,077
Premium finance receivables — commercial	9,082	11,389	11,878	16,093
Premium finance receivables — life insurance	222	—	704	—
Indirect consumer	446	438	995	736
Consumer and other	569	62	617	282

Total non-accrual	125,891	124,199	124,004	194,722

Total non-performing loans:
Commercial	19,444	17,840	17,070	19,793
Commercial real-estate	83,340	85,232	80,639	170,310
Home equity	6,144	7,149	8,883	6,908
Residential real-estate	6,644	4,436	4,191	5,249
Premium finance receivables — commercial	15,935	17,739	18,149	27,807
Premium finance receivables — life insurance	1,444	1,923	704	—
Indirect consumer	801	1,017	1,456	1,285
Consumer and other	571	65	712	307

Total non-performing	$134,323	$135,401	$131,804	$231,659

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	1.00%	0.98%	0.98%	1.20%
Commercial real-estate	2.50	2.55	2.45	5.02
Home equity	0.67	0.78	0.95	0.74
Residential real-estate	1.94	1.33	1.37	1.87
Premium finance receivables — commercial	1.20	1.32	2.49	3.70
Premium finance receivables — life insurance	0.10	0.14	0.06	—
Indirect consumer	1.42	1.47	1.48	1.11
Consumer and other	0.57	0.07	0.65	0.26

Total loans, net of unearned income	1.42%	1.45%	1.57%	2.80%

Allowance for loan losses as a percentage total non-performing loans	82.21%	78.69%	74.56%	41.05%

Non-performing Commercial and Commercial Real Estate
The commercial non-performing loan category totaled $19.4 million as of September 30, 2010 compared to $17.8 million as of June 30, 2010 and $19.8 million as of September 30, 2009. The commercial real estate non-performing loan category totaled $83.3 million as of September 30, 2010 compared to $85.2 million as of June 30, 2010 and $170.3 million as of September 30, 2009.
Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Non-performing Residential Real Estate and Home Equity
Non-performing home equity and residential real estate loans totaled $12.8 million as of September 30, 2010. The balance increased $631,000 from September 30, 2009 and $1.1 million from June 30, 2010. The September 30, 2010 non-performing balance is comprised of $6.7 million of residential real estate (23 individual credits) and $6.1 million of home equity loans (26 individual credits). On average, this is approximately three non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of September 30, 2010 and 2009, and the amount of net charge-offs for the quarters then ended.

	September 30,	September 30,
(Dollars in thousands)	2010	2009
Non-performing premium finance receivables — commercial	$15,935	$27,807
- as a percent of premium finance receivables — commercial outstanding	1.20%	3.70%

Net charge-offs of premium finance receivables — commercial	$1,285	$2,317
- annualized as a percent of average premium finance receivables - commercial	0.39%	0.74%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits. In the second quarter of 2010, a fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for loan losses by $15.7 million. Excluding the effect of this fraud, net charge-offs of premium finance receivables would have been $1.8 million for the second quarter of 2010, or 0.56% of average premium finance receivables on an annualized basis.
Nonperforming Loans Rollforward
The table below presents a summary of non-performing loans, excluding covered loans, as of September 30, 2010 and shows the changes in the balance from June 30, 2010:

Non-performing
(Dollars in thousands)	Loans
Balance at June 30, 2010	$135,401
Additions, net	40,539
Payments received	(17,179)
Transfer to OREO	(10,011)
Charge-offs	(12,212)
Net change for niche loans (1)	(2,215)

Balance at September 30, 2010	$134,323

(1)	This includes activity for premium finance receivables, mortgages held for investment by Wintrust Mortgage and indirect consumer loans.

Restructured Loans
The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

	September 30,	June 30,	September 30,
(Dollars in thousands)	2010	2010	2009
Accruing:
Commercial	$7,690	$5,110	$—
Commercial real estate	65,149	46,052	—
Residential real estate	1,121	2,591	—

Total accrual	$73,960	$53,753	$—

Non-accrual: (1)
Commercial	$3,959	$3,865	$—
Commercial real estate	13,812	6,827	—
Residential real estate	1,935	238	—

Total non-accrual	$19,706	$10,930	$—

Total restructured loans:
Commercial	$11,649	$8,975	$—
Commercial real estate	78,961	52,879	—
Residential real estate	3,056	2,829	—

Total restructured loans	$93,666	$64,683	$—

(1)	Included in total non-performing loans.
At September 30, 2010, the Company had $93.7 million in loans with modified terms. The $93.7 million in modified loans represents 115 credit relationships in which economic concessions were granted to financially distressed borrowers to better align the terms of their loans with their current ability to pay. These actions were taken on a case-by-case basis working with financially distressed borrowers to find a concession that would assist them in retaining their businesses or their homes and attempt to keep these loans in an accruing status for the Company.
Subsequent to its restructuring, any restructured loan with a below market rate concession that becomes nonaccrual will remain classified by the Company as a restructured loan for its duration and will be included in the Company’s non-performing loans. Each restructured loan was reviewed for collateral impairment at September 30, 2010 and approximately $8.7 million of collateral impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses. Additionally, none of these loans at September 30, 2010 had impairment based on the present value of expected cash flows, thus there was no impact on interest income.

Other Real Estate Owned
The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of September 30, 2010 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2010	2010	2009
Balance at beginning of period	$86,420	$89,009	$41,438
Disposals/resolved	(15,463)	(15,201)	(10,408)
Transfers in at fair value, less costs to sell	8,303	16,348	17,136
Fair value adjustments	(2,606)	(3,736)	(7,527)

Balance at end of period	$76,654	$86,420	$40,639

	Period End
	September 30,	June 30,	September 30,
Balance by Property Type	2010	2010	2009
Residential real estate	$8,778	$5,457	$8,013
Residential real estate development	22,600	27,161	23,834
Commercial real estate	45,276	53,802	8,792

Total	$76,654	$86,420	$40,639

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Palatine, Prospect Heights, Ravenswood, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison, Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation engages primarily in the origination and purchase of residential mortgages for sale into the thirdary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wintrust Capital Management provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2009 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•	changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;
•	effects resulting from the Company’s participation in the Capital Purchase Program, including restrictions on dividends and executive compensation practices, as well as any future restrictions that may become applicable to the Company;
•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;
•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);
•	delinquencies or fraud with respect to the Company’s premium finance business;
•	the Company’s ability to comply with covenants under its securitization facility and credit facility;
•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•	any negative perception of the Company’s reputation or financial strength;
•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;
•	failure to identify and complete favorable acquisitions in the future, or unexpected difficulties or developments related to the integration of recent acquisitions, including with respect to any FDIC-assisted acquisitions;
•	unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;
•	changes in accounting standards, rules and interpretations and the impact on the Corporation’s financial statements;
•	significant litigation involving the Company; and
•	the ability of the Company to receive dividends from its subsidiaries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CT) Wednesday, October 27, 2010 regarding third quarter 2010 results. Individuals interested in listening should call (800) 514-8478 and enter Conference ID #16430168. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations & Conference Calls. The text of the third quarter 2010 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor News and Events, Press Releases link on its website.
# # #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION — Supplemental Financial Information
Selected Financial Highlights — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2010	2010	2010	2009	2009
Selected Financial Condition Data (at end of period):
Total assets	$14,100,368	$13,708,560	$12,839,978	$12,215,620	$12,136,021
Total loans, excluding covered loans	9,461,155	9,324,163	9,070,562	8,411,771	8,275,257
Total deposits	10,962,239	10,624,742	9,724,870	9,917,074	9,847,163
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,398,912	1,384,736	1,364,832	1,138,639	1,106,082

Selected Statements of Income Data:
Net interest income	102,980	104,314	95,865	86,934	87,663
Net revenue (1)	157,636	154,750	138,472	172,022	238,343
Core pre-tax earnings (2)	47,572	47,649	42,064	39,905	37,137
Net income	20,098	13,009	16,017	28,167	31,995
Net income per common share — Basic	$0.49	$0.26	$0.43	$0.96	$1.14
Net income per common share — Diluted	$0.47	$0.25	$0.41	$0.90	$1.07

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.22%	3.43%	3.38%	3.10%	3.25%
Non-interest income to average assets	1.56%	1.51%	1.37%	2.77%	5.07%
Non-interest expense to average assets	2.85%	2.78%	2.70%	2.94%	3.11%
Net overhead ratio (3)	1.28%	1.26%	1.33%	0.17%	(1.95)%
Efficiency ratio (2) (4)	67.01%	59.72%	60.59%	52.54%	38.69%
Return on average assets	0.57%	0.39%	0.52%	0.92%	1.08%
Return on average common equity	5.44%	2.98%	4.93%	10.97%	13.79%
Average total assets	$14,015,757	$13,390,537	$12,590,817	$12,189,096	$11,797,520
Average total shareholders’ equity	1,391,507	1,371,689	1,196,191	1,126,594	1,070,095
Average loans to average deposits ratio	88.7%	91.0%	94.6%	86.9%	90.5%
Average loans to average deposits ratio (including covered loans)	91.7	93.0	94.6	86.9	90.5

Common Share Data at end of period:
Market price per common share	$32.41	$33.34	$37.21	$30.79	$27.96
Book value per common share	$35.70	$35.33	$34.76	$35.27	$34.10
Common shares outstanding	31,143,740	31,084,298	31,044,449	24,206,819	24,103,068
Other Data at end of period:(9)
Leverage Ratio (5)	10.0%	10.2%	10.8%	9.3%	9.3%
Tier 1 Capital to risk-weighted assets (5)	12.7%	13.0%	13.4%	11.0%	10.8%
Total capital to risk-weighted assets (5)	14.1%	14.3%	14.9%	12.4%	12.3%
Tangible Common Equity ratio (TCE) (8)	5.9%	6.0%	6.3%	4.7%	4.5%
Allowance for credit losses (6)	$112,807	$108,716	$106,050	$101,831	$98,225
Credit discounts on purchased premium finance receivables — life insurance (7)	26,399	28,216	33,990	37,323	36,195
Non-performing loans	134,323	135,401	140,960	131,804	231,659
Allowance for credit losses to total loans (6)	1.19%	1.17%	1.17%	1.21%	1.19%
Non-performing loans to total loans	1.42%	1.45%	1.55%	1.57%	2.80%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	8	8
Banking offices	85	85	78	78	78

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

(9)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2010	2010	2010	2009	2009

Assets
Cash and due from banks	$155,067	$123,712	$106,501	$135,133	$128,898
Federal funds sold and securities purchased under resale agreements	88,913	28,664	15,393	23,483	22,863
Interest-bearing deposits with other banks	1,224,584	1,110,123	1,222,323	1,025,663	1,168,362
Available-for-sale securities, at fair value	1,324,179	1,418,035	1,205,919	1,255,066	1,362,359
Trading account securities	4,935	38,261	39,938	33,774	29,204
Brokerage customer receivables	25,442	24,291	20,978	20,871	19,441
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	80,445	79,300	74,001	73,749	71,889
Loans held-for-sale	320,440	237,981	156,049	275,715	193,255
Loans, net of unearned income, excluding covered loans	9,461,155	9,324,163	9,070,562	8,411,771	8,275,257
Covered loans	353,840	275,563	—	—	—

Total loans	9,814,995	9,599,726	9,070,562	8,411,771	8,275,257
Less: Allowance for loan losses	110,432	106,547	102,397	98,277	95,096

Net loans	9,704,563	9,493,179	8,968,165	8,313,494	8,180,161
Premises and equipment, net	353,445	346,806	348,182	350,345	352,890
FDIC indemnification asset	161,640	114,102	—	—	—
Accrued interest receivable and other assets	365,496	374,172	363,676	416,678	315,806
Trade date securities receivable	—	28,634	27,850	—	—
Goodwill	278,025	278,025	278,025	278,025	276,525
Other intangible assets	13,194	13,275	12,978	13,624	14,368

Total assets	$14,100,368	$13,708,560	$12,839,978	$12,215,620	$12,136,021

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,042,730	$953,814	$871,830	$864,306	$841,668
Interest bearing	9,919,509	9,670,928	8,853,040	9,052,768	9,005,495

Total deposits	10,962,239	10,624,742	9,724,870	9,917,074	9,847,163
Notes payable	1,000	1,000	1,000	1,000	1,000
Federal Home Loan Bank advances	414,832	415,571	421,775	430,987	433,983
Other borrowings	241,522	218,424	218,079	247,437	252,071
Secured borrowings — owed to securitization investors	600,000	600,000	600,000	—	—
Subordinated notes	55,000	55,000	60,000	60,000	65,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	2,045	200	62,017	—	—
Accrued interest payable and other liabilities	175,325	159,394	137,912	170,990	181,229

Total liabilities	12,701,456	12,323,824	11,475,146	11,076,981	11,029,939

Shareholders’ Equity:
Preferred stock	287,234	286,460	285,642	284,824	284,061
Common stock	31,145	31,084	31,044	27,079	26,965
Surplus	682,318	680,261	677,090	589,939	580,988
Treasury stock	(51)	(4)	—	(122,733)	(122,437)
Retained earnings	394,323	381,969	373,903	366,152	342,873
Accumulated other comprehensive income (loss)	3,943	4,966	(2,847)	(6,622)	(6,368)

Total shareholders’ equity	1,398,912	1,384,736	1,364,832	1,138,639	1,106,082

Total liabilities and shareholders’ equity	$14,100,368	$13,708,560	$12,839,978	$12,215,620	$12,136,021

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands, except per share data)	2010	2010	2010	2009	2009
Interest income
Interest and fees on loans	$137,902	$135,800	$129,542	$122,140	$126,448
Interest bearing deposits with banks	1,339	1,215	1,274	1,369	778
Federal funds sold and securities purchased under resale agreements	35	34	49	38	106
Securities	7,438	11,218	11,012	12,672	13,677
Trading account securities	19	343	21	20	7
Brokerage customer receivables	180	166	139	143	132
Federal Home Loan Bank and Federal Reserve Bank stock	488	472	459	447	429

Total interest income	147,401	149,248	142,496	136,829	141,577

Interest expense
Interest on deposits	31,088	31,626	33,212	38,998	42,806
Interest on Federal Home Loan Bank advances	4,042	4,094	4,346	4,510	4,536
Interest on notes payable and other borrowings	1,411	1,439	1,462	1,663	1,779
Interest on secured borrowings — owed to securitization investors	3,167	3,115	2,995	—	—
Interest on subordinated notes	265	256	241	286	333
Interest on junior subordinated debentures	4,448	4,404	4,375	4,438	4,460

Total interest expense	44,421	44,934	46,631	49,895	53,914

Net interest income	102,980	104,314	95,865	86,934	87,663
Provision for credit losses	25,528	41,297	29,044	38,603	91,193

Net interest income after provision for credit losses	77,452	63,017	66,821	48,331	(3,530)

Non-interest income
Wealth management	8,973	9,193	8,667	8,047	7,501
Mortgage banking	20,980	7,985	9,727	16,495	13,204
Service charges on deposit accounts	3,384	3,371	3,332	3,437	3,447
Gain on sales of commercial premium finance receivables	—	—	—	4,429	3,629
Gains (losses) on available-for-sale securities, net	9,235	46	392	642	(412)
Gain on bargain purchases	6,593	26,494	10,894	42,951	113,062
Trading gains (losses)	712	(1,538)	5,973	4,437	6,236
Other	4,779	4,885	3,622	4,650	4,013

Total non-interest income	54,656	50,436	42,607	85,088	150,680

Non-interest expense
Salaries and employee benefits	57,014	50,649	49,072	47,955	48,088
Equipment	4,203	4,046	3,896	4,097	4,069
Occupancy, net	6,254	6,033	6,230	6,124	5,884
Data processing	3,891	3,669	3,407	3,404	3,226
Advertising and marketing	1,650	1,470	1,314	1,366	1,488
Professional fees	4,555	3,957	3,107	3,556	4,089
Amortization of other intangible assets	701	674	645	744	677
FDIC insurance	4,642	5,005	3,809	4,731	4,334
OREO expenses, net	4,767	5,843	1,337	5,293	10,243
Other	12,046	11,317	11,121	13,047	10,465

Total non-interest expense	99,723	92,663	83,938	90,317	92,563

Income before taxes	32,385	20,790	25,490	43,102	54,587
Income tax expense	12,287	7,781	9,473	14,935	22,592

Net income	$20,098	$13,009	$16,017	$28,167	$31,995

Preferred stock dividends and discount accretion	$4,943	$4,943	$4,943	$4,888	$4,668

Net income applicable to common shares	$15,155	$8,066	$11,074	$23,279	$27,327

Net income per common share — Basic	$0.49	$0.26	$0.43	$0.96	$1.14

Net income per common share — Diluted	$0.47	$0.25	$0.41	$0.90	$1.07

Cash dividends declared per common share	$0.09	$—	$0.09	$—	$—

Weighted average common shares outstanding	31,117	31,074	25,942	24,166	24,052
Dilutive potential common shares	988	1,267	1,139	2,845	2,493

Average common shares and dilutive common shares	32,105	32,341	27,081	27,011	26,545

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2010	2010	2010	2009	2009
Balance:
Commercial	$1,952,791	$1,827,618	$1,749,895	$1,743,208	$1,643,721
Commercial real estate	3,331,498	3,347,823	3,333,157	3,296,698	3,392,138
Home equity	919,824	922,305	924,993	930,482	928,548
Residential real-estate	342,009	332,673	322,984	306,296	281,151
Premium finance receivables — commercial	1,323,934	1,346,985	1,317,822	730,144	752,032
Premium finance receivables — life insurance	1,434,994	1,378,657	1,233,573	1,197,893	1,045,653
Indirect consumer (1)	56,575	69,011	83,136	98,134	115,528
Consumer and other	99,530	99,091	105,002	108,916	116,486

Total loans, net of unearned income, excluding covered loans	$9,461,155	$9,324,163	$9,070,562	$8,411,771	$8,275,257
Covered loans	$353,840	$275,563	$—	$—	$—

Total loans, net of unearned income	$9,814,995	$9,599,726	$9,070,562	$8,411,771	$8,275,257

Mix:
Commercial	20%	19%	19%	21%	20%
Commercial real estate	34	35	37	39	41
Home equity	9	10	10	11	11
Residential real-estate	3	3	4	4	4
Premium finance receivables — commercial	13	14	14	9	9
Premium finance receivables — life insurance	15	14	14	14	13
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1

Total loans, net of unearned income, excluding covered loans	96%	97%	100%	100%	100%
Covered loans	4	3	—	—	—

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances — 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2010	2010	2010	2009	2009
Balance:
Non-interest bearing	$1,042,730	$953,814	$871,830	$864,306	$841,668
NOW	1,551,749	1,560,733	1,448,857	1,415,856	1,245,689
Wealth Management deposits (1)	710,435	694,830	690,919	971,113	935,740
Money Market	1,746,168	1,722,729	1,586,830	1,534,632	1,468,228
Savings	713,823	594,753	558,770	561,916	513,239
Time certificates of deposit	5,197,334	5,097,883	4,567,664	4,569,251	4,842,599

Total deposits	$10,962,239	$10,624,742	$9,724,870	$9,917,074	$9,847,163

Mix:
Non-interest bearing	10%	9%	9%	9%	9%
NOW	14	15	15	14	13
Wealth Management deposits (1)	6	6	7	10	9
Money Market	16	16	16	15	15
Savings	7	6	6	6	5
Time certificates of deposit	47	48	47	46	49

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customes of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2010	2010	2010	2009	2009
Net interest income	$103,396	$104,775	$96,311	$87,448	$88,178
Call option income	703	169	289	—	—

Net interest income including call option income	$104,099	$104,944	$96,600	$87,448	$88,178

Yield on earning assets	4.59%	4.91%	5.01%	4.87%	5.24%
Rate on interest-bearing liabilities	1.55	1.65	1.82	1.98	2.18

Rate spread	3.04%	3.26%	3.19%	2.89%	3.06%
Net free funds contribution	0.18	0.17	0.19	0.21	0.19

Net interest margin	3.22	3.43	3.38	3.10	3.25
Call option income	0.02	0.01	0.01	—	—

Net interest margin including call option income	3.24%	3.44%	3.39%	3.10%	3.25%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income — YTD Trends

	Nine Months
	Ended	Years Ended
	September 30,	December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Net interest income	$304,481	$314,096	$247,054	$264,777	$250,507
Call option income	1,162	1,998	29,024	2,628	3,157

Net interest income including call option income	$305,643	$316,094	$276,078	$267,405	$253,664

Yield on earning assets	4.83%	5.07%	5.88%	7.21%	6.91%
Rate on interest-bearing liabilities	1.66	2.29	3.31	4.39	4.11

Rate spread	3.17%	2.78%	2.57%	2.82%	2.80%
Net free funds contribution	0.17	0.23	0.24	0.29	0.30

Net interest margin	3.34	3.01	2.81	3.11	3.10
Call option income	0.01	0.02	0.33	0.03	0.04

Net interest margin including call option income	3.35%	3.03%	3.14%	3.14%	3.14%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2010	2010	2010	2009	2009
Liquidity management assets	$2,802,964	$2,613,179	$2,384,122	$2,569,584	$2,078,330
Other earning assets	34,263	62,874	26,269	26,167	24,874
Loans, net of unearned income	9,603,561	9,356,033	9,150,078	8,604,006	8,665,281
Covered loans	325,751	210,030	—	—	—

Total earning assets	$12,766,539	$12,242,116	$11,560,469	$11,199,757	$10,768,485

Allowance for loan losses	(113,631)	(108,764)	(107,257)	(97,269)	(85,300)
Cash and due from banks	154,078	137,531	113,514	124,219	109,645
Other assets	1,208,771	1,119,654	1,024,091	962,389	1,004,690

Total assets	$14,015,757	$13,390,537	$12,590,817	$12,189,096	$11,797,520

Interest-bearing deposits	$9,823,525	$9,348,541	$8,818,012	$9,016,863	$8,799,578
Federal Home Loan Bank advances	414,789	417,835	429,195	432,028	434,134
Notes payable and other borrowings	232,991	217,751	225,919	234,754	245,352
Secured borrowings — owed to securitization investors	600,000	600,000	600,000	—	—
Subordinated notes	55,000	57,198	60,000	63,261	65,000
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493

Total interest-bearing liabilities	$11,375,798	$10,890,818	$10,382,619	$9,996,399	$9,793,557

Non-interest bearing liabilities	1,005,170	932,046	858,875	886,988	775,202
Other liabilities	243,282	195,984	153,132	179,115	158,666
Equity	1,391,507	1,371,689	1,196,191	1,126,594	1,070,095

Total liabilities and shareholders’ equity	$14,015,757	$13,390,537	$12,590,817	$12,189,096	$11,797,520

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Yield earned on:
Liquidity management assets	1.36%	2.04%	2.24%	2.31%	2.94%
Other earning assets	2.37	3.28	2.53	2.59	2.36
Loans, net of unearned income	5.54	5.71	5.75	5.64	5.79
Covered loans	4.84	5.12	—	—	—

	4.59%	4.91%	5.01%	4.87%	5.24%

Rate paid on:
Interest-bearing deposits	1.26%	1.36%	1.53%	1.72%	1.93%
Federal Home Loan Bank advances	3.87	3.93	4.11	4.14	4.14
Notes payable and other borrowings	2.40	2.65	2.63	2.81	2.88
Secured borrowings — owed to securitization investors	2.09	2.08	2.02	—	—
Subordinated notes	1.89	1.77	1.60	1.77	2.01
Junior subordinated notes	6.98	6.98	7.01	6.96	6.99

	1.55%	1.65%	1.82%	1.98%	2.18%

Interest rate spread	3.04%	3.26%	3.19%	2.89%	3.06%
Net free funds/contribution	0.18%	0.17%	0.19%	0.21%	0.19%

Net interest income/Net interest margin	3.22%	3.43%	3.38%	3.10%	3.25%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2010	2010	2010	2009	2009
Brokerage	$5,806	$5,712	$5,554	$5,034	$4,593
Trust and asset management	3,167	3,481	3,113	3,013	2,908

Total wealth management	8,973	9,193	8,667	8,047	7,501

Mortgage banking	20,980	7,985	9,727	16,495	13,204
Service charges on deposit accounts	3,384	3,371	3,332	3,437	3,447
Gains on sales of premium finance receivables	—	—	—	4,429	3,629
Gains (losses) on available-for-sale securities	9,235	46	392	642	(412)
Gain on bargain purchases	6,593	26,494	10,894	42,951	113,062
Trading gains (losses)	712	(1,538)	5,973	4,437	6,236
Other:
Fees from covered call options	703	169	289	—	—
Bank Owned Life Insurance	552	418	623	642	552
Administrative services	744	708	582	511	527
Miscellaneous	2,780	3,590	2,128	3,497	2,934

Total other income	4,779	4,885	3,622	4,650	4,013

Total Non-Interest Income	$54,656	$50,436	$42,607	$85,088	$150,680

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2010	2010	2010	2009	2009
Salaries and employee benefits:
Salaries	$30,537	$28,714	$29,083	$28,426	$28,189
Commissions and bonus	17,366	12,967	9,731	11,752	11,887
Benefits	9,111	8,968	10,258	7,777	8,012

Total salaries and employee benefits	57,014	50,649	49,072	47,955	48,088
Equipment	4,203	4,046	3,896	4,097	4,069
Occupancy, net	6,254	6,033	6,230	6,124	5,884
Data processing	3,891	3,669	3,407	3,404	3,226
Advertising and marketing	1,650	1,470	1,314	1,366	1,488
Professional fees	4,555	3,957	3,107	3,556	4,089
Amortization of other intangibles	701	674	645	744	677
FDIC insurance	4,642	5,005	3,809	4,731	4,334
OREO expenses, net	4,767	5,843	1,337	5,293	10,243
Other:
Commissions - 3rd party brokers	979	1,097	962	757	843
Postage	1,254	1,229	1,110	1,367	1,139
Stationery and supplies	812	761	732	859	769
Miscellaneous	9,001	8,230	8,317	10,064	7,714

Total other expense	12,046	11,317	11,121	13,047	10,465

Total Non-Interest Expense	$99,723	$92,663	$83,938	$90,317	$92,563

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2010	2010	2010	2009	2009
Allowance for loan losses at beginning of period	$106,547	$102,397	$98,277	$95,096	$85,113
Provision for credit losses	25,528	41,297	29,044	38,603	91,193
Other adjustments	—	—	1,943	—	—
Reclassification (to)/from allowance for unfunded lending-related commitments	(206)	785	(99)	(494)	(1,543)

Charge-offs:

Commercial	3,076	4,781	4,675	8,894	16,685
Commercial real estate	15,727	12,311	20,244	22,894	57,928
Home equity	1,234	3,089	281	1,572	1,727
Residential real estate	116	310	406	385	422
Premium finance receivables — commercial	1,505	17,747	1,933	2,532	2,478
Premium finance receivables — life insurance	79	—	—	—	—
Indirect consumer	198	256	274	427	588
Consumer and other	288	109	179	148	244

Total charge-offs	22,223	38,603	27,992	36,852	80,072

Recoveries:

Commercial	286	143	443	237	104
Commercial real estate	197	218	442	552	35
Home equity	8	6	8	812	1
Residential real estate	3	2	5	—	—
Premium finance receivables — commercial	220	188	229	194	161
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer	29	81	50	44	62
Consumer and other	43	33	47	85	42

Total recoveries	786	671	1,224	1,924	405

Net charge-offs, excluding covered loans	(21,437)	(37,932)	(26,768)	(34,928)	(79,667)
Covered loans	—	—	—	—	—

Net charge-offs	(21,437)	(37,932)	(26,768)	(34,928)	(79,667)

Allowance for loan losses at period end	$110,432	$106,547	$102,397	$98,277	$95,096

Allowance for unfunded lending-related commitments at period end	$2,375	$2,169	$3,653	$3,554	$3,129

Allowance for credit losses at period end	$112,807	$108,716	$106,050	$101,831	$98,225

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.60%	1.04%	1.02%	2.04%	4.01%
Commercial real estate	1.84	1.45	2.42	2.62	6.69
Home equity	0.53	1.34	0.12	0.32	0.75
Residential real estate	0.07	0.23	0.32	0.28	0.33
Premium finance receivables — commercial	0.39	5.46	0.54	1.38	0.74
Premium finance receivables — life insurance	0.02	—	—	—	—
Indirect consumer	1.08	0.92	1.00	1.43	1.67
Consumer and other	1.01	0.27	0.48	0.22	0.71

Total loans, net of unearned income, excluding covered loans	0.89%	1.63%	1.19%	1.61%	3.65%

Covered loans	—	—	—	—	—

Total loans, net of unearned income	0.86%	1.59%	1.19%	1.61%	3.65%

Net charge-offs as a percentage of the provision for credit losses	83.97%	91.85%	92.48%	90.48%	87.36%

Excluding covered loans:
Loans at period-end	$9,461,155	$9,324,163	$9,070,562	$8,411,771	$8,275,257
Allowance for loan losses as a percentage of loans at period end	1.17%	1.14%	1.13%	1.17%	1.15%
Allowance for credit losses as a percentage of loans at period end	1.19%	1.17%	1.17%	1.21%	1.19%

Including covered loans:
Loans at period-end	$9,814,995	$9,599,726	$9,070,562	$8,411,771	$8,275,257
Allowance for loan losses as a percentage of loans at period end	1.13%	1.11%	1.13%	1.17%	1.15%
Allowance for credit losses as a percentage of loans at period end	1.15%	1.13%	1.17%	1.21%	1.19%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Loans, excluding covered loans — 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2010	2010	2010	2009	2009
Loans past due greater than 90 days and still accruing:
Commercial	$—	$99	$—	$561	$758
Commercial real-estate	—	2,248	1,195	—	22,619
Home equity	—	—	21	—	100
Residential real-estate	—	—	—	412	1,172
Premium finance receivables — commercial	6,853	6,350	7,479	6,271	11,714
Premium finance receivables — life insurance	1,222	1,923	5,450	—	—
Indirect consumer	355	579	665	461	549
Consumer and other	2	3	20	95	25

Total past due greater than 90 days and still accruing	8,432	11,202	14,830	7,800	36,937

Non-accrual loans:
Commercial	19,444	17,741	15,331	16,509	19,035
Commercial real-estate	83,340	82,984	82,389	80,639	147,691
Home equity	6,144	7,149	7,730	8,883	6,808
Residential real-estate	6,644	4,436	5,460	3,779	4,077
Premium finance receivables — commercial	9,082	11,389	14,106	11,878	16,093
Premium finance receivables — life insurance	222	—	73	704	—
Indirect consumer	446	438	615	995	736
Consumer and other	569	62	426	617	282

Total non-accrual	125,891	124,199	126,130	124,004	194,722

Total non-performing loans:
Commercial	19,444	17,840	15,331	17,070	19,793
Commercial real-estate	83,340	85,232	83,584	80,639	170,310
Home equity	6,144	7,149	7,751	8,883	6,908
Residential real-estate	6,644	4,436	5,460	4,191	5,249
Premium finance receivables — commercial	15,935	17,739	21,585	18,149	27,807
Premium finance receivables — life insurance	1,444	1,923	5,523	704	—
Indirect consumer	801	1,017	1,280	1,456	1,285
Consumer and other	571	65	446	712	307

Total non-performing	$134,323	$135,401	$140,960	$131,804	$231,659

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	1.00%	0.98%	0.88%	0.98%	1.20%
Commercial real-estate	2.50	2.55	2.51	2.45	5.02
Home equity	0.67	0.78	0.84	0.95	0.74
Residential real-estate	1.94	1.33	1.69	1.37	1.87
Premium finance receivables — commercial	1.20	1.32	1.64	2.49	3.70
Premium finance receivables — life insurance	0.10	0.14	0.45	0.06	—
Indirect consumer	1.42	1.47	1.54	1.48	1.11
Consumer and other	0.57	0.07	0.42	0.65	0.26

Total loans	1.42%	1.45%	1.55%	1.57%	2.80%

Allowance for loan losses as a percentage total non-performing loans	82.21%	78.69%	72.64%	74.56%	41.05%